150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20170102552-05
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 03/08/2017 8:00 AM
	Entity Number E0120782005-6

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

ONCBIOMUNE PHARMACEUTICALS, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

See CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES FOR SERIES B PREFERRED STOCK OF ONCBIOMUNE PHARMACEUTICALS, INC. attached hereto as Exhibit A.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

EXHIBT A

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES FOR

SERIES B PREFERRED STOCK

OF

ONCBIOMUNE PHARMACEUTICALS, INC.

WHEREAS, the Amended and Restated Articles of Incorporation (the "Articles") of OncBioMune Pharmaceuticals, Inc., a Nevada corporation (the "Corporation"), authorize the issuance of 20,000,000 shares of preferred stock, $0.0001 par value, in one or more series upon terms and conditions that are to be designated by the Board of Directors (the "Board"); and

WHEREAS, the Board has previously designated 1,000,000 shares of the Corporation's preferred stock as "Series A Preferred Stock."

WHEREAS, the Board wishes to designate 7,892,000 shares of the Corporation's preferred stock as "Series B Preferred Stock."

NOW, THEREFORE, BE IT RESOLVED, that 7,892,000 shares of the Corporation's preferred stock be designated as "Series B Preferred Stock" and the designation and amount of the Series B Preferred Stock and the rights, preferences, privileges and restrictions granted to or imposed upon the Series B Preferred Stock or the holders thereof be as follows:

1. Designation, Amount and Stated Value. The series of preferred stock shall be designated as Series B Preferred Stock (the "Series B Preferred Stock") and the number of shares so designated shall be 7,892,000. Each share of Series B Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $0.0001 per share (the "Stated Value").

2. Dividends. The holders of the Series B Preferred Stock shall be entitled to receive, share for share with the holders of shares of Common Stock, such dividends if, as and when declared from time to time by the Board of Directors. In the event that such dividend is paid in the form of shares of Common Stock, holders of Common Stock shall receive Common Stock and holders of Series B Preferred Stock shall receive Series B Preferred Stock.

3. Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive, share for share with the holders of shares of Common Stock and Series A Preferred Stock, all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of the Series A Preferred Stock have been satisfied.

4. Redemption. Commencing at any time after the date of issuance of any shares of the Series B Preferred Stock (the "Issuance Date") and upon the earliest of the occurrence of (i) a holder of the Series B Preferred Stock owning, directly or indirectly as a beneficiary or otherwise, shares of Common Stock which are less than 5.0% of the total outstanding shares of

Common Stock, (ii) the date a holder of the Series B Preferred Stock is no longer an employee of the Corporation or any of its subsidiaries or (iii) five years after the Issuance Date, the Corporation shall have the right to redeem all of the then outstanding Series B Preferred Stock held by such holder at a price equal to the Stated Value (the "Redemption Price"). The Series B Preferred Stock which is redeemed as provided for in this Section 4 shall be returned to the Corporation (and, if not so returned, shall automatically be deemed canceled). The Redemption Price shall be mailed to such holder at the holder's address of record, and the Series B Preferred Stock owned by such holder shall be canceled.

5. Reacquired Stock. Any Series B Preferred Stock purchased, redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

6. No Impairment. The Corporation will not, by amendment of its Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6.

7. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

8. Notices. Any notice required by the provisions of Section 7 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the holder's address appearing on the books of the Corporation or delivered by electronic means.

9. Voting Rights. Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

(a) Each share of Series B Preferred Stock shall entitle the holder thereof to one hundred (100) votes for each share of Series B Preferred Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation. Except as otherwise provided herein or by the Nevada Revised Statues, the holders of Common Stock and the holders of Series A Preferred Stock and Series B Preferred Stock shall at all times vote on all matters (including the election of directors) together as one class.

(b) The holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock and Series A Preferred Stock as set forth herein) for taking any corporate action.